Exhibit 99.1

NEWS RELEASE

Contact: Alliance Data Tiffany Louder – Investor Relations Alliance Data 214.494.3048 tiffany.louder@alliancedata.com Shelley Whiddon – Media 214.494.3811 Shelley.whiddon@alliancedata.com	Epsilon Britta Petersen – Media 773-796-5434 Britta.petersen@epsilon.com

DUNKIN' FURTHER INTEGRATES WITH ALLIANCE DATA'S EPSILON TO
MODERNIZE CUSTOMER EXPERIENCE

•	Signs New Agreement for Email Marketing Services and Renews Loyalty Agreement
•	Integrated Agility Loyalty and Agility Harmony Offering Will Enable Deep Personalization and Scalability Across DD Perks® Program and Multiple Marketing Channels

PLANO, TX – November 8, 2018 – Epsilon®, an Alliance Data (NYSE: ADS) company, has signed a new multiyear agreement with Dunkin' Brands (Nasdaq: DNKN), the parent company of Dunkin' and Baskin-Robbins. Epsilon will continue to provide loyalty marketing technology and related services in support of Dunkin's popular DD Perks® customer loyalty program. Additionally, in 2019 Epsilon will also provide email marketing technology and services to Dunkin' for communication with its customers.

Founded in 1950, Dunkin' is a market leader in the hot regular/decaf/flavored coffee, iced coffee, donut, bagel and muffin categories, with more than 9,200 locations across the U.S. Dunkin' has earned a No. 1 ranking for customer loyalty in the coffee category by Brand Keys for 12 years running. The brand is known for keeping busy, on-the-go people running with its range of hot and iced coffees, espresso-based beverages, teas, breakfast sandwiches and baked goods.

Epsilon has provided the technology for Dunkin's successful customer loyalty program, DD Perks, since its launch in 2013, which has grown to over 9 million members in the US. Under the terms of the renewal agreement, Epsilon will leverage its industry-leading Agility Loyalty® platform to support the DD Perks program with enhanced capabilities, also integrating with digital messaging platform Agility Harmony®. Members of the DD Perks program will receive highly personalized direct mail, email, mobile notifications and other messaging in real-time with information about relevant benefits and offers. Additionally, Epsilon will now seamlessly integrate technology with Dunkin's new cloud-based point-of-sale system and DD Perks On-the-Go Mobile ordering, allowing for more one-to-one communications.

"Integrated and omni-channel communications are the foundation of our customer engagement strategy, where we aim to build personalized relationships with our loyal customers by interacting at the moments that matter," said Stephanie Meltzer-Paul, Vice President, Digital and Loyalty at Dunkin'. "Epsilon's platform and marketing expertise enable us to effectively scale across new communications formats, modernizing the Dunkin' experience and further growing our business."

"Thanks to a strong partnership and our best-in-class technology platform, we've spent the last four years supporting Dunkin' Brands as a leading 'on-the-go' offering with a loyal customer base," said Bryan Kennedy, chief executive officer at Epsilon/Conversant. "The strong integration of Epsilon's loyalty and email marketing solutions, paired with Dunkin's focus on individualized customer engagement, has allowed for a sophisticated, all-encompassing and real-time customer program which will continue to improve and evolve."

About Dunkin'
Founded in 1950, Dunkin' is America's favorite all-day, everyday stop for coffee and baked goods. Dunkin' is a market leader in the hot regular/decaf/flavored coffee, iced regular/decaf/flavored coffee, donut, bagel and muffin categories. Dunkin' has earned a No. 1 ranking for customer loyalty in the coffee category by Brand Keys for 12 years running. The company has more than 12,600 restaurants in 46 countries worldwide. Based in Canton, Mass., Dunkin' is part of the Dunkin' Brands Group, Inc. (Nasdaq: DNKN) family of companies. For more information, visit www.DunkinDonuts.com.

About Epsilon
Epsilon® is an all-encompassing global marketing innovator. We provide unrivaled data intelligence and customer insights, world-class technology including loyalty, email and CRM platforms and data-driven creative, activation and execution. Epsilon's digital media arm, Conversant®, is a leader in personalized digital advertising and insights through its proprietary technology and trove of consumer marketing data, delivering digital marketing with unprecedented scale, accuracy and reach through personalized media programs and through CJ AffiliateTM, one of the world's largest affiliate marketing networks. Together, we bring personalized marketing to consumers across offline and online channels, at moments of interest, that help drive business growth for brands. An Alliance Data® company, Epsilon employs over 8,000 associates in 70 offices worldwide. For more information, visit www.epsilon.com and follow us on Twitter @EpsilonMktg.

About Alliance Data
Alliance Data® (NYSE: ADS) is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500, FORTUNE 500 and FORTUNE 100 Best Companies to Work For company headquartered in Plano, Texas, Alliance Data consists of three businesses that together employ approximately 20,000 associates at more than 100 locations worldwide.

Alliance Data's card services business is a provider of market-leading private label, co-brand, and business credit card programs. Epsilon® is a leading provider of multichannel, data-driven technologies and marketing services, and also includes Conversant®, a leader in personalized digital marketing. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada's most recognized loyalty program, and Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers.

Follow Alliance Data on Twitter, Facebook, LinkedIn, Instagram and YouTube.

Forward Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as "believe," "expect," "anticipate," "estimate," "intend," "project," "plan," "likely," "may," "should" or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K.

Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

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